Exhibit 4.2

AGREEMENT AND PLAN OF MERGER
among
NOKIA INC.,
NORTH ACQUISITION CORP.
And
NAVTEQ CORPORATION
Dated as of October 1, 2007

i

ii

iii

          AGREEMENT AND PLAN OF MERGER, dated as of October 1, 2007 (this “Agreement”), among NOKIA INC., a Delaware corporation (“Parent”), NORTH ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), NAVTEQ CORPORATION, a Delaware corporation (the “Company”), and solely for purposes of Section 7.08 and Article X, NOKIA CORPORATION, a corporation organized and existing under the laws of the Republic of Finland (“Nokia”).
          WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;
          WHEREAS, in furtherance of such acquisition, the respective boards of directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger of Purchaser with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and on the terms and subject to the conditions set forth herein;
          WHEREAS, the Company is entering into this Agreement, in part, in reliance on the guarantee of Nokia set forth in Section 10.13 hereof; and
          WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01 Definitions. (a) For purposes of this Agreement:
          “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
          “Board” means the Board of Directors of the Company.
          “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which (i) banks are not required or authorized to close in the City of New York and (ii) the Trans-European Automated Real-time Gross settlement Express Transfer System is not closed.
          “Company Licensed Intellectual Property” means any and all Intellectual Property owned by a third person and licensed to the Company or a Subsidiary.

          “Company Owned Intellectual Property” means any and all Intellectual Property that is owned by the Company or the Subsidiaries.
          “Company Products” means all products and services (including Software) sold, licensed out or distributed by the Company or any of the Subsidiaries.
          “Company Registered Intellectual Property” means the patent, trademark, copyright and Internet domain name applications and registrations filed in the name of the Company or any of the Subsidiaries or otherwise owned by the Company or any of the Subsidiaries.
          “Competing Transaction” means any of the following: (i) any merger, amalgamation, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Material Subsidiary, (ii) any sale, lease, exchange, transfer or other disposition by the Company or any of its subsidiaries of 20% or more of the consolidated assets of the Company and its subsidiaries, (iii) any issuance or sale by the Company or any Material Subsidiary of securities (including warrants or other rights to purchase, or securities convertible into, such securities) representing 20% or more of the Shares outstanding or 20% or more of any class of equity securities of any Material Subsidiary or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the Shares outstanding; provided, however, that the term “Competing Transaction” shall not include (A) the Merger or (B) any merger, amalgamation, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction solely among the Company and one or more of its subsidiaries or among its subsidiaries.
          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
          “Environmental Laws” means any United States federal, state, local or non-United States Law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.
          “Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

          “Indebtedness” means, with respect to any person, (i) all indebtedness of such person, whether or not contingent, for borrowed money; (ii) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments; (iii) all obligations of such person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases; (iv) all obligations, contingent or otherwise, of such person under letter of credit or similar facilities; (v) all Indebtedness of others referred to in clauses (i) through (iv) above guaranteed directly or indirectly in any manner by such person, or in effect guaranteed directly or indirectly by such person.
          “Intellectual Property” means (i) patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) Software and (v) information that is confidential and proprietary, including trade secrets and know-how.
          “knowledge of the Company” means the actual knowledge of Judson C. Green, David B. Mullen, Denise M. Doyle, Lawrence M. Kaplan, Jason S. Rice, Christine C. Moore, Christopher Schwarz, Steven Collins and Christopher Rothey.
          “Licenses” mean (i) licenses of Intellectual Property by the Company or a Subsidiary to third persons, (ii) licenses of Intellectual Property by third persons to the Company or a Subsidiary, and (iii) agreements between the Company or a Subsidiary and third persons relating to the development or use of Intellectual Property.
          “Material Adverse Effect” means, when used with respect to the Company or any Subsidiary, any event, circumstance, change or effect (each, an “Effect”) that, individually or in the aggregate with any other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole; provided, however, that any Effect arising out of or resulting from the following shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) conditions (or changes therein) in the U.S. or global economy or capital or financial or securities markets generally, including changes in interest or exchange rates, in each case that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (ii) changes in applicable Law, U.S. GAAP or general business, tax, regulatory or political conditions that, in each case, generally affect the countries, geographic regions, markets (including disruptions and fluctuations in the conditions of the automotive and consumer electronics markets) or industries in which the Company and its Subsidiaries conduct their respective businesses, in each case that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (iii) changes in the market price or trading volume of the Shares in and of itself (but not the underlying cause of such change or the effects therefrom), (iv) the execution, announcement, pendency or performance of this Agreement and the Merger and the other transactions contemplated by this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, (v) any failure by the Company to meet analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans or forecasts of its financial performance (but, in each case, not the underlying cause of such failure or the effects therefrom), (vi) acts of war, armed hostilities, or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, or terrorism under way as of the date of this Agreement, (vii) any action taken pursuant to this Agreement or at the request or with the consent of any of Parent, Purchaser or any of their subsidiaries or any failure to take action due to the restrictions set forth in this Agreement with respect to which Parent has refused, after receipt of a written request from the Company, to give consent or grant a waiver, or (viii) any adverse Effect arising out of or resulting from any legal claims or other proceedings made by any of the Company’s stockholders arising out of or related to this Agreement, the Merger or the other transactions contemplated by this Agreement.
          “Material Subsidiary” means the Subsidiaries and NAV2 Co., Ltd.
          “Nokia Share” means a share of Nokia, no nominal value, or an American Depositary Share representing Nokia Share, as the case may be.
          “Open Source” means any Software that is subject to license terms and conditions meeting the criteria listed at http://www.opensource.org/docs/definition.php and including licenses listed at http://opensource.org/licenses/ as of the date hereof or that is subject to any similar license terms.
          “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
          “Software” means computer software, programs and databases in any form, including Source Code, object code, Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation.
          “Source Code” means computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in human readable form, but excludes html displayed with web pages.
          “Subsidiaries” means the subsidiaries of the Company listed in Section 1.01(a) of the Disclosure Schedule.
          “Superior Proposal” means an unsolicited bona fide written offer or proposal made by a third person and received by the Company with respect to a Competing Transaction which the Board determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account all terms and conditions of the offer (on its most recently amended and modified terms, if amended and modified), and any other factors that the Board determines to be appropriate, is reasonably capable of being consummated and would, if consummated in accordance with its terms, result in a transaction more favorable to the Company’s stockholders than the Merger (taking into account any proposal by Parent to amend the terms of the Merger or this Agreement pursuant to Section 7.04). For purposes of the definition of “Superior Proposal,” each reference to 20% in the definition of “Competing Transaction” shall be replaced with “more than 50%.”

          “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.
          “Tax Return” shall mean any return, declaration, report, statement, information statement or other document filed or required to be filed by any person, or with respect to such person or required to include such person, with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.
          (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Acceptable Confidentiality Agreement	§ 7.04(c)
Action	§ 4.09
Agreement	Preamble
Bylaws	§ 2.05(b)
Certificate of Incorporation	§ 2.05(a)
Certificate of Merger	§ 2.03
Certificates	§ 3.04(b)
CFIUS	§ 7.08(a)
CFIUS Filing	§ 7.08(a)
Change in the Board Recommendation	§ 7.04(d)
Closing	§ 2.02
Closing Date	§ 2.02
Code	§ 3.04(b)(iii)
Company	Preamble
Company Equity Awards	§ 4.03(a)
Company Equity Plans	§ 3.02(a)
Company Governing Documents	§ 4.02
Company Preferred Stock	§ 4.03(a)
Company Required Vote	§ 7.04(c)
Confidentiality Agreement	§ 7.03(b)
Contaminants	§ 4.14(i)
Data Room	§ 4.02
DGCL	Recitals
Disclosure Schedule	Article IV
Dissenting Shares	§ 3.03(a)
D&O Insurance	§ 7.06(c)

Defined Term	Location of Definition

EC Merger Regulation	§ 4.05(b)(iv)
Effect	§ 1.01(a)
Effective Time	§ 2.03
Environmental Permits	§ 4.16(e)
Equity Exchange Ratio	§ 3.02(b)
ERISA	§ 4.10(a)(i)
Exchange Act	§ 3.02(d)
Exon-Florio Provision	§ 4.05(b)(iii)
Fairness Opinion	§ 4.23
FCPA	§ 4.20
Fee	§ 9.03(a)
Foreign Antitrust Condition	§ 8.01(d)(iii)
Governmental Authority	§ 4.05(b)
HSR Act	§ 4.05(b)(ii)
Indemnified Parties	§ 7.06(a)
Indemnified Party	§ 7.06(a)
Intellectual Property Contracts	§ 4.14(a)
IRS	§ 4.10(a)
Law	§ 4.05(a)(ii)
Material Contracts	§ 4.17(a)
Merger	Recitals
Merger Consideration	§ 3.01(b)
Multiemployer Plan	§ 4.10(b)
Multiple Employer Plan	§ 4.10(b)
Nokia	Preamble
Non-U.S. Benefit Plan	§ 4.10(f)
Option	§ 3.02(a)
Outside Date	§ 9.01(b)(i)
Parent	Preamble
Paying Agent	§ 3.04(a)
Payment Fund	§ 3.04(a)
Performance Share Unit	§ 3.02(b)
Permits	§ 4.06
Plans	§ 4.10(a)
Proxy Statement	§ 4.12
Purchaser	Preamble
Restraints	§ 8.01(b)
Restricted Share Unit	§ 3.02(c)
SEC	§ 3.02(e)
SEC Reports	§ 4.07(a)
Securities Act	§ 4.07(a)(i)
Share or Shares	§ 3.01(b)
Stockholders’ Meeting	§ 7.02
Surviving Corporation	§ 2.04
Top Customers	§ 4.17(a)(ii)

Defined Term	Location of Definition

Top Vendors	§ 4.17(a)(ii)
Uncertificated Shares	§ 3.04(b)
U.S. GAAP	§ 4.07(b)
WARN	§ 4.10(i)
Warrants	§ 4.03(a)
          SECTION 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
          (a) when a reference is made in this Agreement to an Article, Section, sub-Section, Exhibit, Annex or Schedule, such reference is to the corresponding Article, Section or sub-Section of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated;
          (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;
          (h) references to a person are also to its successors and permitted assigns;
          (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and
          (j) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

ARTICLE II
THE MERGER
          SECTION 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time (as defined below), Purchaser shall be merged with and into the Company.
          SECTION 2.02 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another date or place shall be agreed to in writing by the parties hereto.
          SECTION 2.03 Effective Time. As soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the parties shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
          SECTION 2.04 Effect of the Merger. As a result of the Merger, following the Effective Time, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
          SECTION 2.05 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation (the “Certificate of Incorporation”) until thereafter amended as provided by Law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is NAVTEQ Corporation.”
          (b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided by Law, the Certificate of Incorporation and such Bylaws.

          SECTION 2.06 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws, and the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal. Prior to the Effective Time, the Company shall take all actions necessary to obtain any resignations of its directors in their capacities as such, and not in their capacities as employees (if applicable), necessary to give effect to the provisions of this Section 2.06.
ARTICLE III
MERGER CONSIDERATION; EXCHANGE OF SHARES
          SECTION 3.01 Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:
          (a) Capital Stock of Purchaser. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation.
          (b) Capital Stock of the Company. Subject to the other provisions of Article III, each share of common stock of the Company, par value $0.001 per share (each, a “Share”, and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as hereinafter defined)) shall be converted automatically into the right to receive seventy eight dollars ($78.00) in cash, without interest (the “Merger Consideration”). All such Shares, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist. Each holder of a certificate or book-entry share formerly representing any such converted Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
          (c) Warrants of the Company. Each warrant to acquire Shares that is issued and outstanding immediately prior to the Effective Time shall, upon exercise thereof in accordance with its terms, entitle the holder thereof to receive solely the Merger Consideration with respect to each Share issuable upon the exercise of such warrant.
          (d) Treasury Shares. Each Share held in the treasury of the Company and each Share owned by any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.
          (e) Impact of Stock Splits, Etc. In the event of any change in the number of Shares, or securities convertible or exchangeable into or exercisable for Shares (including Options), issued and outstanding between the date of this Agreement and the Effective Time by reason of any stock split (including a reverse split), stock dividend or distribution, subdivision, reclassification, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration to be paid for each Share as provided in this Agreement shall be equitably adjusted to effect such change and, as so adjusted, shall from and after the date of such event be the Merger Consideration.
          SECTION 3.02 Options; Performance Shares; Restricted Shares.
          (a) Options. Effective as of the Effective Time, the Company shall take all necessary action, including using its reasonable best efforts to obtain the consent of the individual option holders, if necessary, to cancel, at the Effective Time, each outstanding option to purchase Shares (each, an “Option”) granted under the equity based compensation plans listed in Section 4.10(a) of the Disclosure Schedule (the “Company Equity Plans”), or otherwise that is outstanding and unexercised, whether or not vested or exercisable, as of such date. Each holder of an Option that is outstanding and unexercised at the Effective Time and who has, if necessary, consented to the cancellation of such holder’s Options, shall, to the extent permitted by applicable Law, be entitled to be paid by the Surviving Corporation, with respect to each Share subject to the Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the applicable per Share exercise price of such Option, less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax or social insurance Law with respect to the making of such payment.
          (b) Performance Share Units. Effective as of the Effective Time, except as otherwise provided in this Agreement, each then outstanding performance-based restricted share unit granted by the Company based on Shares (a “Performance Share Unit”), for which achievement against the applicable performance criteria will not have been evaluated and applied prior to the Effective Time by the Company in accordance with the terms of the relevant Company Equity Plan as in effect on the date hereof to determine the actual number of restricted share units granted, shall be converted automatically into Performance Share Units with respect to a number of Nokia Shares (and otherwise subject to the terms of the Company Equity Plans, and the agreements evidencing grants thereunder) equal to the product of (A) one hundred fifty percent (150%) of the number of Shares subject to the original Performance Share Units that were granted (or, for performance-based restricted share units where the original Performance Share Units were granted at the maximum number of Performance Share Units that could be granted at the highest performance level, seventy five percent (75%) of the number of Shares subject to the original Performance Share Units that were granted) and (B) multiplied by the ratio of the value of the per share Merger Consideration to the value of the closing price for a Nokia Share on the Business Day immediately prior to the Effective Time (such ratio, the “Equity Exchange Ratio”), provided that any fractional Nokia Shares resulting from such multiplication shall be rounded up to the nearest whole share.
          (c) Restricted Share Units. Effective as of the Effective Time, each then outstanding time-based restricted share unit granted by the Company based on Shares and each then outstanding Performance Share Unit for which the achievement against the applicable performance criteria had already been evaluated and applied prior to the Effective Time by the Company in accordance with the terms of the relevant Company Equity Plan as in effect on the date hereof to determine the actual number of restricted share units that comprise each such

Performance Share Unit (each, a “Restricted Share Unit”) shall be converted automatically into Restricted Share Units with respect to a number of Nokia Shares (and otherwise subject to the terms of the Company Equity Plans, and the agreements evidencing grants thereunder) equal to the product of the number of Shares subject to the Restricted Share Units and the Equity Exchange Ratio, provided that any fractional Nokia Shares resulting from such multiplication shall be rounded up to the nearest whole share.
          (d) Company Approvals. The Company shall take all necessary action to approve the disposition of the Options, Performance Share Units and Restricted Share Units in connection with the Merger to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          (e) Nokia Actions. Nokia shall take all action reasonably necessary or appropriate to have available for issuance or transfer a sufficient number Nokia Shares for delivery upon settlement of the Performance Share Units and the Restricted Share Units. As promptly as reasonably practicable after the Effective Time, Nokia shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 registering a number of Nokia Shares necessary to fulfill its obligations under this Section 3.02.
          (f) Performance Share and Restricted Share Unit Cashout. Notwithstanding anything in Section 3.02(b) or Section 3.02(c) to the contrary, in the event that Parent, in its sole discretion, determines that it is not in the best interests of the Company, Parent or a holder of a Performance Share Unit or Restricted Share Unit, to have either Parent or Nokia assume a Performance Share Unit or Restricted Share Unit, then Parent shall, no later than 30 days prior to the Effective Time, determine that such Performance Share Unit or Restricted Share Unit shall, at the Effective Time, immediately lapse and be free of any forfeiture restrictions whatsoever and be converted into a right to receive the Merger Consideration for each underlying Share, less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax or social insurance law with respect to the making of such payment. Notwithstanding anything to the contrary in this Section 3.02(f), Parent or Nokia shall use their respective commercially reasonable efforts to effectuate any conversion of Performance Share Units in a manner that will not give rise to adverse tax consequences or penalties to the holders thereof under Section 409A of the Code.
          SECTION 3.03 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares and otherwise complied in all other respects with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or otherwise waived, withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable solely for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.04, of the certificate or certificates or transfer of the uncertificated Shares that formerly evidenced such Shares.
          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
          SECTION 3.04 Payment and Exchange of Certificates and Book-Entry Shares. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Sections 3.01(b), 3.02(a) and, if applicable, 3.02(f). Prior to the Closing Date, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and Options, for payment in accordance with this Article III through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Sections 3.01(b), 3.02(a) and, if applicable, 3.02(f) (the “Payment Fund”). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation. Any interest or other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares and Company Equity Awards shall be entitled under Sections 3.01, 3.02(a) and, if applicable, 3.02(f), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of Shares for the Merger Consideration.
          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(b) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates evidencing such Shares (the “Certificates”) or transfer of the uncertificated Shares (the “Uncertificated Shares”) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or the Uncertificated Shares pursuant to such letter of transmittal. Each holder of Shares shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration, without interest, payable for each Share represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable Merger Consideration as provided for herein.

               (i) If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered on the stock transfer books of the Company, it shall be a condition of payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.
               (ii) If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.
               (iii) Each of Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.
          (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Laws.
          SECTION 3.05 Stock Transfer Books. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as disclosed in the disclosure letter (the “Disclosure Schedule”) attached to this Agreement dated the date hereof (which letter sets forth items of disclosure with specific reference to the particular section or sub-section of this Agreement to which the information in the Disclosure Schedule relates), the Company represents and warrants to Parent and Purchaser as follows:
          SECTION 4.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, prevent or materially delay the Company from performing its obligations under the Agreement, or would not, individually or in the aggregate, have a Material Adverse Effect.
          (b) A true and complete list of all Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, and the names of the directors and officers of each Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule. Except as disclosed in Section 4.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
          SECTION 4.02 Company Governing Documents. The Company has heretofore made available to Parent in the virtual data room hosted by Merrill Corporation in connection with the Merger (the “Data Room”) or made available as exhibits to reports filed by the Company under the Exchange Act with the SEC a complete and correct copy of the Certificate of Incorporation and Bylaws (collectively, the “Company Governing Documents”) or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Company Governing Documents, or equivalent organizational documents, are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of Company Governing Documents or equivalent organizational documents.
          SECTION 4.03 Capitalization. (a) The authorized capital stock of the Company consists of four-hundred million (400,000,000) Shares and ten million (10,000,000) shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the date of this Agreement, (i) 98,802,486 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 359,915 Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries, (iv) 7,006,011 Shares are reserved for future issuance pursuant to outstanding Company Equity Plans (the “Company Equity Awards”) and (v) warrants to acquire 15,275 Shares (the “Warrants”) are issued and outstanding. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 above, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any

Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary.
          (b) Section 4.03 of the Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding on the date of this Agreement: (i) the name and address of the Company Equity Award recipient; (ii) the particular plan pursuant to which such Company Equity Award was granted; (iii) the number of Shares subject to such Company Equity Award; (iv) the exercise or purchase price of such Company Equity Award; (v) the date on which such Company Equity Award was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Equity Award expires. The Company has made available to Parent in the Data Room or as exhibits to reports filed by the Company under the Exchange Act with the SEC accurate and complete copies of all Company Equity Plans pursuant to which the Company has granted the Company Equity Awards that are currently outstanding and the form of all award agreements evidencing such Performance Share Units or Restricted Share Units. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Since January 1, 2003, all outstanding Shares, all outstanding Options and all outstanding shares of capital stock of each subsidiary have been issued and granted in compliance with (i) applicable U.S. federal securities Laws and other applicable U.S. state blue sky Laws and (ii) all requirements set forth in applicable contracts.
          (c) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.
          SECTION 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the DGCL). The Company represents that the Board, at a meeting duly called and held on September 30, 2007, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the holders of Shares, (ii) approved, adopted and declared advisable this Agreement and the Merger and (iii) resolved to recommend that the holders of Shares approve and adopt this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by

Parent and Purchaser, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles. The Board has unanimously approved this Agreement and the Merger and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger. To the knowledge of the Company, no other state takeover statute is applicable to the Merger.
          SECTION 4.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, and the consummation of the Merger by the Company will not, (i) conflict with or violate the Company Governing Documents or any equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) have been obtained and that all filings and other actions described in Section 4.05(b) have been made or taken, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to any Material Contract to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would not, individually or in the aggregate, have a Material Adverse Effect.
          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission, any non-governmental self-regulatory agency, instrumentality or commission, any stock exchange or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Exchange Act, (ii) the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations promulgated thereunder (the “HSR Act”), (iii) the requirements of Section 721 of Title VII of the Defense Production Act of 1950, as amended, and the rules and regulations promulgated thereunder (the “Exon-Florio Provision”), (iv) the notification and approval requirements of Council Regulation No. 139/2004 of the European Community (the “EC Merger Regulation”) or any consent required and filing requirements under any applicable antitrust, competition or fair trade Laws of any European Union member state, (v) any additional consents and filings required under any other applicable foreign antitrust, competition or fair trade Laws, (vi) the filing and recordation of appropriate merger documents as required by the DGCL, and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not, individually or in the aggregate, have a Material Adverse Effect.
          SECTION 4.06 Permits; Compliance. Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”) except where the failure to obtain such Permits would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not, individually or in the aggregate, have a Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any material Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, except where such conflict, default, breach or violation of any Law would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary holds or is required to hold any security clearance issued by a Governmental Authority or is required to be a party to any special security arrangement with a Governmental Authority to conduct any portion of its business, except where such failure to hold any security clearance or be a party to any special security arrangement would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not, individually or in the aggregate, have a Material Adverse Effect.
          SECTION 4.07 SEC Filings; Financial Statements. (a) Since December 31, 2004, the Company has filed all forms, reports and other documents (including exhibits and other information incorporated therein) required to be filed by it with the SEC (such documents, as they have been amended since the respective time of their filing, the “SEC Reports”). The SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, in each case, as in effect as of the respective time of filing of such SEC Reports and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents in accordance with U.S. GAAP, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and any other adjustments described therein).
          (c) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.
          (d) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company and its Subsidiaries have established and maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosures controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files with the SEC is communicated to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are designed to be effective in timely alerting the Company’s principal executive officer and its principal financial officer to information required to be included in the Company’s periodic reports required under the Exchange Act. The Company has made available to Parent in the Data Room complete and correct copies of the Company’s disclosure controls and procedures.
          (e) The Company maintains a standard system of accounting established and administered in accordance with U.S. GAAP in all material respects. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent in the Data Room complete and correct copies of all written policies and manuals promulgating such internal accounting controls.
          SECTION 4.08 Absence of Certain Changes or Events. Since June 30, 2007, except as set forth in Section 4.08 of the Disclosure Schedule (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course, (b) there has not been any Material Adverse Effect and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

          SECTION 4.09 Absence of Litigation. Except as set forth in Section 4.09 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that individually or in the aggregate, has had or would have a Material Adverse Effect. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or would, individually or in the aggregate, have a Material Adverse Effect.
          SECTION 4.10 Employee Benefit Plans. (a) Section 4.10(a) of the Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, consulting, independent contractor or other contracts or agreements that provide for notice periods or termination entitlements in excess of the applicable statutory minimums to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee, director or officer of the Company or any Subsidiary relating in any way to a sale of the Company or any Subsidiary (collectively, the “Plans”). Each Plan is in writing and the Company has furnished to Parent a true and complete copy of each Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed Internal Revenue Service (“IRS”) Form 5500, (D) the most recently received IRS determination letter for each such Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment, (1) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (2) to enter into any contract or agreement to provide compensation or benefits to any individual except for such contract or agreements with employees who are hired, and amendments to such contracts or agreements, prior to the Effective Time other than in accordance with Section 6.01(f) of this Agreement, or (3) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

          (b) None of the Plans is (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), or (iii) subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code. Except as disclosed in Section 4.10(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits or retirement benefits on a defined benefit basis to any current or former employee, officer or director of the Company or any Subsidiary.
          (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Law, including ERISA and the Code. The Company and the Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.
          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Each Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code and the regulations and other guidance promulgated thereunder since January 1, 2005.
          (e) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due date, or in the event that a contribution, premium or payment was not timely made, such failure, whether individually or in the aggregate, would not result in any material liability to the Company or any Subsidiary. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

          (f) In addition to the foregoing, with respect to each Plan that is not subject to United States law (a “Non-U.S. Benefit Plan”):
               (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;
               (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan; and
               (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan is now and always has been operated in all material respects in compliance with all applicable non-United States laws.
          (g) All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company and the Subsidiaries to maintain in confidence all confidential information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries during such employment and for a reasonable period thereafter all inventions made by them within the scope of their employment during such employment.
          (h) Except as set forth in Section 4.10(h)(A) of the Disclosure Schedule, the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such employee, officer or director (except as required under Code Section 411(d)(3)) or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust. Except as set forth in Section 4.10(h)(C) of the Disclosure Schedule, no Plan provides for a “gross up” or similar payments in respect of any Taxes that may become payable under Section 409A or Section 4999(a) of the Code.
          (i) The Company and its Subsidiaries are in compliance with the requirements of the United States Workers Adjustment and Retraining Notification Act (“WARN”) and have no liabilities pursuant to WARN.
          SECTION 4.11 Labor and Employment Matters. (a)(i) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, consultants or independent contractors, which controversies would be, individually or in the aggregate, reasonably likely to have a

Material Adverse Effect; (ii) except as disclosed in Section 4.11(a) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement, collective agreement or other labor union contract or works council agreement applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or similar Governmental Authority or any current union representation questions involving employees, consultants or independent contractors of the Company or any Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary. The consent of, consultation of, or the rendering of formal advice by the unions, works councils, and other similar organizations is not required to consummate the Merger.
          (b) Except as would not, individually or in the aggregate, result in a material liability to the Company or any Subsidiary, the Company and the Subsidiaries have been and are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, except as would not, individually or in the aggregate, result in a material liability to the Company or any Subsidiary, and there is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no material charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company. Except as set forth in Section 4.11(b) of the Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employs any person.
          SECTION 4.12 Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as defined in Section 7.02) (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.
          SECTION 4.13 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Section 4.13(a) of the Disclosure Schedule sets forth a list of all material leased real property and substantially all other leased real property of the Company and its Subsidiaries. Each of the Company and its Subsidiaries is not in default of any material obligations of any material real property lease to which it is a party, and all such material leases are in full force and effect.
          SECTION 4.14 Intellectual Property.
          (a) No Default/No Conflict. Except as disclosed in Section 4.14(a)(i) of the Disclosure Schedule, the consummation of the Merger will not violate nor by its terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to (i) any contract or agreement providing for the license or other use of Company Owned Intellectual Property by a third person, or (ii) any contract or agreement providing for the license or other use by the Company or its Subsidiaries of Company Licensed Intellectual Property, in each case which is material to the business of the Company; provided that with respect to data or database licenses, such contracts and agreements shall only include the contracts and agreements listed in Section 4.14(a)(ii) of the Disclosure Schedule, which the Company represents and warrants are all of the contracts and agreements relating to each country in Western Europe under which the Company licensed roadway geometry data for the entire geographic area of such country and used such data to build the Company’s map data for the entire geographic area of such country ((i) and (ii), collectively, the “Intellectual Property Contracts”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with, and has not breached any term of any such Intellectual Property Contract and, to the knowledge of the Company, all other parties to such Intellectual Property Contracts are in compliance with, and have not breached any term thereof. Except as would not, individually or in the aggregate, have a Material Adverse Effect, following the Closing Date, the Surviving Corporation shall be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Intellectual Property Contracts to the same extent the Company and its Subsidiaries would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.
          (b) No Infringement. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the operation of the business of the Company and its Subsidiaries as currently conducted, including the sale and distribution of the Company Products, does not infringe or misappropriate any Intellectual Property of any third person, or violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company and its Subsidiaries currently do business. To the knowledge of the Company, the Company and the Subsidiaries have not intentionally refrained from commencing operations in any other jurisdiction due to fear of infringement litigation.

          (c) No Third Party Infringers. Except as disclosed in Section 4.14(c) of the Disclosure Schedule, within the past three years, neither the Company nor any of the Subsidiaries have asserted or threatened in writing any material claim against any person alleging any infringement, misappropriation or violation of any Company Owned Intellectual Property.
          (d) Transaction. To the knowledge of the Company, no Intellectual Property Contract or other agreement to which the Company or any of the Subsidiaries is a party will require, based solely upon this Agreement and the Merger, including any assignment to Surviving Corporation by operation of law as a result of the Merger of any Intellectual Property Contracts or other agreements to which the Company or any of its Subsidiaries is a party: (i) Parent, any of Parent’s affiliates or the Surviving Corporation to grant to any third person any material incremental right to any non-assertion or similar obligation under any Company Owned Intellectual Property, (ii) Parent, any of Parent’s affiliates or the Surviving Corporation to be bound by, or to be subject to, any material incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, (iii) Parent, any of Parent’s affiliates or the Surviving Corporation to pay any material incremental royalties or other material amounts, or offer any material incremental discounts, to any third person, (iv) Parent or any of Parent’s affiliates to be bound by a defensive suspension clause, grant a license, non-assert covenant or undertake any similar obligation in respect of Parent’s and Parent’s affiliates’ Intellectual Property or (v) the Company or any of the Subsidiaries to procure from Parent or any of Parent’s affiliates a license grant or covenant not to assert. As used in this Section 4.14(d), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted by the Company or the Subsidiaries, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the Merger, but excludes any increase in fees, royalties or charges based upon an increase in seats, usage, or similar payment measurement system.
          (e) Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the material Company Owned Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has taken commercially reasonable steps to require current or former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company Owned Intellectual Property to assign to the Company or its Subsidiaries all of their right, title and interest in such material Company Owned Intellectual Property, and to the knowledge of the Company, no party to any such agreement is in breach thereof.
          (f) No Order. There are no consents, settlements, judgments, injunctions, decrees, awards, orders or inter partes decisions, or government imposed written or statutory obligations to which the Company or a Subsidiary is a party or otherwise bound, that, to the knowledge of the Company: (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of the Company Owned Intellectual Property, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third person’s Intellectual Property rights or (iii) grant any third person any right with respect to any Company Owned Intellectual Property.

          (g) Open Source. Except as set forth in Section 4.14(g) of the Disclosure Schedule, no Open Source is, forms part of, has been used in connection with the development of or is incorporated into any Company Products that have been distributed to any third party by or on behalf of the Company or its Subsidiaries. With respect to any such items of Open Source, Section 4.14(g) of the Disclosure Schedule identifies the underlying Open Source. With respect to any items of Open Source that (a) form part of, has been used in connection with the development of, or is incorporated into any Company Products or (b) have been distributed to any third party by or on behalf of the Company or its Subsidiaries, no such use, development, incorporation or distribution of such Open Source, or any other use of or activities with respect to such Open Source by the Company or a Subsidiary creates an obligation that, (i) requires or causes, including through an implied license, the licensing, disclosure or distribution of any Source Code (other than Source Code that is a part of such Open Source) or Company Owned Intellectual Property to licensees or any other person, (ii) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any other Company Products, (iii) except as specifically permitted by Law, allows any person to decompile, disassemble or otherwise reverse-engineer any other Company Products, or (iv) requires the licensing of any other Company Products to any other person for the purpose of making derivative works, in each case except as would not, individually, or in the aggregate, have a Material Adverse Effect.
          (h) Source Code. Section 4.14(h) of the Disclosure Schedule identifies each Intellectual Property Contract pursuant to which the Company has deposited with an escrow agent or any other Person, any Source Code owned by the Company for products currently used, sold or licensed in the business and products under development. The execution of this Agreement and the consummation of the Merger will not result in a release of any Company Source Code or the grant of incremental rights to a person with regard to such Source Code. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any person acting on their behalf, to any person of any such escrowed Company Source Code under any Intellectual Property Contract, and no such escrowed Source Code has been disclosed, delivered (other than as set forth in Section 4.14(h) of the Disclosure Schedule) or licensed to a third person, excluding disclosures or licenses to consultants and contractors who are performing software development, maintenance and disaster recovery services for the Company or its affiliates.
          (i) Software. To the knowledge of the Company, all material Company Products currently licensed or sold or distributed by the Company, and all applicable material Company Owned Intellectual Property are free of: (i) any material defects, including any material error or omission in the processing capabilities of the Products and (ii) any material unauthorized disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such material Company Product or material Company Owned Intellectual Property (or any part thereof) or data or other software of users, excluding timing devices identified in the applicable licensing agreement (“Contaminants”).

          (j) Information Technology. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures with respect to protecting their information technology systems used in connection with the operation of the Company and its Subsidiaries from Contaminants. The Company and its Subsidiaries have disaster recovery plans, procedures and facilities for the business and have taken commercially reasonable steps with respect to safeguarding the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the knowledge of the Company, there have been no successful material unauthorized intrusions or material breaches of the security of the information technology systems of the Company and its Subsidiaries. The Company and its Subsidiaries have implemented commercially reasonable security patches or upgrades that are generally available to the Company for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.
          (k) Trade Secrets. (i) The Company and its Subsidiaries have taken commercially reasonable steps to protect their material trade secrets, and any trade secrets of third persons provided to the Company as trade secrets, (ii) the Company and its Subsidiaries have used commercially reasonable efforts to enforce a policy requiring all personnel and third persons having access to such material trade secrets to execute a written agreement which provides reasonable protection for such trade secrets, and (iii) to the knowledge of the Company, no party to any such agreement is in breach thereof, except as would not, individually or in the aggregate, have a Material Adverse Effect.
          (l) Privacy. To the knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information. To the knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with their respective internal privacy policies and guidelines, if any, relating to privacy, personal data protection, and the collection, processing and use of personal information.
          (m) Ownership and Sufficiency of Intellectual Property Rights. Section 4.14(m) of the Disclosure Schedule lists all Company Registered Intellectual Property, identifying in each case the status, filing/grant dates and issuance/registration/application number thereof as applicable. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or its subsidiaries exclusively own all right, title, and interest free and clear of all encumbrances (excluding written existing contracts with respect to Intellectual Property entered into by the Company or its subsidiaries), in and to all Company Owned Intellectual Property and (ii) the Company or a subsidiary has a valid right to use the Company Owned Intellectual Property and Company Licensed Intellectual Property in the ordinary course of business as currently used subject only to the terms of existing contracts with respect to intellectual property. The Company Owned Intellectual Property and Company Licensed Intellectual Property includes all of the material Intellectual Property used in the ordinary conduct of the business.
          (n) Validity and Enforceability. (i) The Company Owned Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property currently used in the business is subsisting, in full force and effect, is valid and enforceable to the knowledge of the Company, and (in the case of Company Registered Intellectual Property) has not been cancelled or abandoned, except where such cancellation or abandonment would not, individually or in the aggregate, have a Material Adverse Effect; and (ii) all necessary registration, maintenance and renewal fees currently due have been made for the purposes of maintaining such Company Registered Intellectual Property except where the failure to so register or pay such fees would not, individually or in the aggregate, have a Material Adverse Effect.
          SECTION 4.15 Taxes. (a)(i) The Company and the Subsidiaries have filed all income Tax Returns and all other material Tax Returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged thereon and all other material amounts of Taxes required to be paid or discharged; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) no adjustment relating to such Tax Returns has been proposed formally or, to the knowledge of the Company, informally by any taxing authority; (iv) neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary, any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith; (v) neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (vi) the accruals and reserves for Taxes reflected on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of December 31, 2006 are adequate to cover all income Taxes and all other material Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with U.S. GAAP; (vii) there are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due; (viii) neither the Company nor any of the Subsidiaries has been required to include in income, any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method; (ix) from and after January 1, 2002, the Company and any Subsidiary that has been incorporated or organized in the United States has been and continues to be a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated Tax Return as the common parent, and has not been includible in any other consolidated Tax Return for any taxable period for which the statute of limitations has not expired; (x) none of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xi) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (xii) neither the Company nor any Subsidiary is subject to any accumulated earnings Tax, personal holding company Tax or similar Tax; (xiii) there are no intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13; (xiv) there are no excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19; and (xv) none of the Company or any of its Subsidiaries is a party to any Tax-sharing or allocation agreement.
          (b) To the knowledge of the Company, (i) there are no requests for information currently outstanding that could affect the Taxes of the Company or any Subsidiary; (ii) there are no proposed reassessments of any property owned by the Company or any

Subsidiary or other proposals that could increase the amount of any Tax to which the Company or any Subsidiary would be subject; (iii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary; and (iv) no Company or Subsidiary has any (A) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction.
          (c) (i) Section 4.15(c) of the Disclosure Schedule lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of the Company and the Subsidiaries for taxable periods ended on or after December 31, 2004, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit; and (ii) the Company has delivered to Purchaser, correct and complete copies of all federal and Dutch income Tax Returns, all material examination reports, and all material statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 2004.
          (d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
          (e) Neither the Company nor any of the Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Section 1.6011-4(b) of the Treasury regulations promulgated under the Code or is a material advisor as defined in Section 6111(b) of the Code.
          SECTION 4.16 Environmental Matters. Except as described in Section 4.16 of the Disclosure Schedule or as would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or would not, individually or in the aggregate, have a Material Adverse Effect, (a) none of the Company nor any of the Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Subsidiary (including, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including pending or threatened liens); (e) each of the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); and (f) each of the Company and each Subsidiary is in compliance with its Environmental Permits.
          SECTION 4.17 Material Contracts. (a) Subsections (i) through (xiii) of Section 4.17(a) of the Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 4.17(a) of the Disclosure Schedule being the “Material Contracts”):
               (i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
               (ii) all contracts and agreements with the Company’s top twenty (20) customers other than those contracts and agreements that are not material to the relationship with the applicable customer (based on the revenue from such customer during the six (6)-month period ended June 30, 2007) (the “Top Customers”) and all contracts and agreements with the Company’s top ten (10) vendors (based on amounts paid to such vendors during the six (6) month period ended June 30, 2007) (the “Top Vendors”);
               (iii) all contracts and agreements, whether or not made in the ordinary course of business, pursuant to which the Company or any Subsidiary paid or received more than three million dollars ($3,000,000), during the six (6)-month period ending on September 30, 2007;
               (iv) all contracts and agreements evidencing Indebtedness in excess of one million dollars ($1,000,000);
               (v) all joint venture and partnership agreements and all business acquisition or divestiture agreements (and all letters of intent relating to any such pending transactions) involving consideration payable or receivable in excess of five million dollars ($5,000,000) and entered into by the Company since January 1, 2004;
               (vi) all contracts and agreements relating to future issuances of securities of the Company or any Subsidiary (and all letters of intent relating to any such pending transaction ) other than any Plans;
               (vii) all material leases of real property;
               (viii) all Intellectual Property Contracts;
               (ix) all contracts and agreements with any U.S. Governmental Authority other than contracts and agreements that are not material to the relationship with the U.S. Governmental Authority or any branch or agency thereof and not subject to any confidentiality or secrecy restriction imposed by a Governmental Authority;
               (x) all material contracts and agreements that materially limit, or materially purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;
               (xi) all material contracts and agreements relating in whole or in part to Intellectual Property under which the Company has granted a non-assertion clause, a covenant not to sue or defensive suspension clauses;

               (xii) all contracts and agreements providing for benefits under any Plan required to be listed in Section 4.10 of the Disclosure Schedule; and
               (xiii) all contracts for employment required to be listed in Section 4.10 of the Disclosure Schedule.
          (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, (ii) none of the Company or any Subsidiary has received any claim of default under or cancellation of any Material Contract and none of the Company or any Subsidiary is in breach or violation of, or default under, any Material Contract and (iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.
          SECTION 4.18 Customers and Suppliers. Section 4.18 of the Disclosure Schedule sets forth a true and complete list of the Top Customers. Since January 1, 2007, none of the Top Customers and no Top Vendors, (i) have cancelled or otherwise terminated any contract with the Company or any Subsidiary prior to the expiration of the contract term which has resulted in a material change in the relationship with such Top Customer or Top Vendor, (ii) have returned, or to the knowledge of the Company, threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Subsidiary, or (iii) to the knowledge of the Company, have threatened or indicated in writing its intention, to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services.
          SECTION 4.19 Insurance. The Company and the Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).
          SECTION 4.20 Certain Business Practices. None of the Company, any Subsidiary or, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).
          SECTION 4.21 Brokers. No broker, finder or investment banker (other than Merrill Lynch & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Merrill Lynch & Co. pursuant to which such firm would be entitled to any payment relating to the Merger.

          SECTION 4.22 Anti-Takeover Provisions. The Board has taken all necessary action so that the provisions of Section 203 of the DGCL do not, and will not, apply to this Agreement or the Merger.
          SECTION 4.23 Fairness Opinion. Merrill Lynch & Co. has delivered to the Board an opinion that, as of the date of this Agreement, the cash consideration to be received by the holders of Shares pursuant to the Merger is fair from a financial point of view to the holders of such Shares (the “Fairness Opinion”).
          SECTION 4.24 No Other Representations and Warranties. None of the Company, any Subsidiary or any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any Subsidiary, in each case, except as expressly set forth in this Agreement or, as and to the extent required by this Agreement, to be set forth in the Disclosure Schedule.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
          Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:
          SECTION 5.01 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.
          SECTION 5.02 Purchaser. (a) True and complete copies of the constituent documents of Purchaser, each as in effect as of the date of this Agreement, have previously been made available to the Company.
          (b) The authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. Purchaser was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger. All the issued and outstanding shares of capital stock of Purchaser are owned of record and beneficially by Parent.
          SECTION 5.03 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with their terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.
          SECTION 5.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, and the consummation of the Merger by Parent and Purchaser will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Purchaser, (ii) assuming that all consents, approvals and other authorizations described in Section 5.04(b) have been obtained and that all filings and other actions described in Section 5.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clause (iii), for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.
          (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the premerger notification requirements of the HSR Act, (iii) the requirements of the Exon-Florio Provision, (iv) the notification and approval requirements of the EC Merger Regulation or any consent required and filing requirements under any applicable antitrust, competition or fair trade Laws or any European Union member state, (v) any additional consents and filings required under any other applicable foreign antitrust, competition or fair trade Laws, (vi) the filing and recordation of appropriate merger documents as required by the DGCL, and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.
          SECTION 5.05 Financing. Parent will have available at the Closing Date, the funds necessary to consummate the Merger.

          SECTION 5.06 Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading.
          SECTION 5.07 Brokers. No broker, finder or investment banker (other than Citigroup Global Markets Limited) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Purchaser.
          SECTION 5.08 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Purchaser, or any affiliate of Parent, on the one hand, and any executive officer or director of the Company or any person that owns five percent (5%) or more of the shares of the Company capital stock, on the other hand.
          SECTION 5.09 No Other Representations and Warranties. Neither Parent, Purchaser, nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Purchaser, in each case, except as expressly set forth in this Agreement.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
          SECTION 6.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business; and the Company shall (i) use its commercially reasonable efforts to preserve substantially intact, the business organization of the Company and the Subsidiaries, taken as a whole, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and (iii) use its commercially reasonable efforts to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

          (a) amend or otherwise change the Company Governing Documents or equivalent organizational documents of any Subsidiary;
          (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, any phantom interest), of the Company or any Subsidiary, other than (x) the issuance of Shares pursuant to the exercise of Company Equity Awards and Warrants outstanding as of the date hereof or (y) the sale of Shares pursuant to the exercise or settlement of Company Equity Awards if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or (ii) except in the ordinary course of business and in a manner consistent with past practice, any assets of the Company or any Subsidiary (including Company Owned Intellectual Property and Company Licensed Intellectual Property);
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent in the ordinary course of business and in a manner consistent with past practice;
          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;
          (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, in each case, except in the ordinary course of business and in a manner consistent with past practice; (iii) enter into any contract or agreement that contemplates the payment or receipt by the Company or any Subsidiary of an amount in excess of five million dollars ($5,000,000) in any twelve (12) month period, other than in the ordinary course of business; (iv) authorize, or make any commitment with respect to, (A) any single capital expenditure which is in excess of five million dollars ($5,000,000) or (B) capital expenditures which are, in excess of twenty million dollars ($20,000,000) in any calendar quarter or sixty million dollars ($60,000,000) in the aggregate for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);
          (f) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees (except for increases in the ordinary course of business and in a manner consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary who are not directors of the Company or any Subsidiary), or, except in accordance with agreements existing as of the date hereof, grant any severance or termination pay to, or, except as set forth in Schedule 6.01(f), enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary (except for agreements entered into with new employees in the ordinary course of business consistent with past practice or except for agreements that do not provide for any severance entitlements), or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;
          (g) except as required by applicable Law or changes in U.S. GAAP, or as recommended by the Company’s audit committee upon advice of its independent auditors, in which case the Company shall notify Parent, materially change any of its accounting policies;
          (h) make or change any income Tax election or any other material Tax election, change any accounting or Tax accounting method, file any income Tax Return or any amendment to an income Tax Return, or settle or compromise any United States federal, state, local or non-United States income Tax liability in excess of two million dollars ($2,000,000), or enter into any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13;
          (i) amend or modify in any material respect or consent to the termination of any Material Contract, or amend or modify in any material respect or waive or consent to the termination of any material rights of the Company or any Subsidiary thereunder, in each case, other than in the ordinary course of business;
          (j) (A) settle any Action other than for monetary damages payable by the Company or any subsidiary not in excess of one million dollars ($1,000,000) individually, or more than ten million dollars ($10,000,000) in the aggregate or (B) commence any Action other than in the ordinary course of business and in a manner consistent with past practice;
          (k) permit any material item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any material applicable filings, recordings or other similar actions or filings, or fail to pay all fees and taxes required to maintain and protect its interest in each and every material item of Company Owned Intellectual Property;
          (l) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or
          (m) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
Notwithstanding any provision of this Section 6.01, the Company may take any action (or refrain from taking any action) as required by applicable Law (including changes to applicable law occurring subsequent to the date of this Agreement) and as required, permitted or contemplated by any other provision of this Agreement.

ARTICLE VII
ADDITIONAL AGREEMENTS
          SECTION 7.01 Proxy Statement. Each of the Company and Parent shall cooperate with each other in the preparation of a Proxy Statement in preliminary and definitive form relating to the meeting of the stockholders of the Company, including any amendment or supplement to the Proxy Statement. The Company shall promptly (and in any event no later than on October 19, 2007) prepare and file with the SEC a preliminary Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable; provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review and comment on such preliminary Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. The Company shall notify Parent of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent as promptly as reasonably practicable, copies of all written correspondence (and written summaries of any oral comments) between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. If comments are received from the SEC staff with respect to the preliminary Proxy Statement, the Company shall respond as promptly as reasonably practicable to the comments of the SEC. The Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent and Purchaser shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement have been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as reasonably practicable, to its stockholders of record, as of the record date established by the Board. Each of the parties shall correct promptly, any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable Law.
          SECTION 7.02 Stockholders’ Meeting. The Company, acting through the Board, shall, in accordance with applicable Law and the Company’s Governing Documents, (i) duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the mailing of the Proxy Statement to the Company’s stockholders (and in any event no later than thirty (30) days after the mailing of the Proxy Statement) for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”) and (ii) (A) include in the Proxy Statement, a statement to the effect that the Board has recommended that the stockholders of the Company approve and adopt this Agreement and the Merger, unless the Board has effected a Change in Board Recommendation in accordance with

Section 7.04, and (B) use its reasonable best efforts to obtain such approval and adoption. Notwithstanding the foregoing, the Company may only adjourn or postpone the Stockholders’ Meeting with the consent of Parent to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares of Company voting stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting; provided that no adjournment may be to a date on or after three (3) Business Days prior to the date set forth in Section 9.01(b)(i).
          SECTION 7.03 Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, the Company shall, and shall authorize the Subsidiaries and the officers, directors, employees, auditors, advisors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or proposing to provide Parent or Purchaser with financing for the Merger, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or proposing to provide Parent or Purchaser with financing for the Merger with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request, including information relating to the Company’s and any of its subsidiaries’ use of Open Source, in all cases to the extent permissible under applicable Law.
          (b) All information obtained by Parent or Purchaser pursuant to this Section 7.03 shall be kept confidential in accordance with the Mutual Non-Disclosure Agreement, dated August 28, 2007 (the “Confidentiality Agreement”), between Parent and the Company.
          (c) No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Merger.
          SECTION 7.04 No Solicitation of Transactions. (a) Subject to the provisions of Section 7.04(c) and (d), neither of the Company or any Subsidiary shall, nor shall either of them authorize or permit any of the directors, officers, employees, agents, advisors and other retained representatives (including any investment banker, attorney or accountant) of the Company or any Subsidiary, to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement, commitment or understanding contemplating or otherwise relating to any Competing Transaction (other than an Acceptable Confidentiality Agreement as contemplated by Section 7.04(c)); provided, however, that nothing in this Section 7.04 shall preclude the Company or its representatives from contacting any person for the sole purpose of complying with the penultimate sentence of this Section 7.04(a). The Company shall, and shall direct or cause its and its Subsidiaries’ directors, officers, employees, agents, advisors and other retained representatives to (i) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Transaction and (ii) cause any physical or virtual data room (including, for the avoidance of doubt, the Data Room) no longer to be accessible to or by any person other than Parent and its representatives, affiliates and advisors and the Company and its representatives, affiliates and advisors. The Company shall not release any third person from or waive any provision of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party unless the Board determines in good faith after consultation with outside legal counsel that it would be inconsistent with its fiduciary duties to not provide such release or waiver.
          (b) The Company shall notify Parent promptly orally and then promptly in writing (and in no event later than forty-eight (48) hours) after it or any of its Subsidiaries has received any proposal, inquiry or offer (or any amendment thereto) that constitutes, or is reasonably likely to lead to, a Competing Transaction, any request for discussions or negotiations in connection with a Competing Transaction or a potential Competing Transaction or any request for access to the properties or books and records of the Company or any of its Subsidiaries. Such notice shall include a description of the terms and conditions of, and the identity of the person making any proposal, inquiry, offer or request (including any amendments thereto) regarding a Competing Transaction.
          (c) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the affirmative vote of the holders of a majority of the outstanding Shares in favor of adoption of this Agreement (the “Company Required Vote”), the Company may furnish information to, including nonpublic information, and enter into discussions or negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, if the Board has (i) determined, in good faith after consultation with its financial advisor and outside legal counsel, that such Competing Transaction is, or is reasonably likely to lead to, a Superior Proposal, (ii) determined, in good faith after consultation with outside legal counsel, that, in light of such determination that such Competing Transaction is, or is reasonably likely to lead to, a Superior Proposal, the failure to furnish such information or enter into such discussions or negotiations would be inconsistent with its fiduciary obligations under applicable Law, (iii) provided written notice to Parent of its determinations described in clauses (i) and (ii) above and provided the required information pursuant to Section 7.04(b), and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, including a standstill provision substantially similar to the standstill provision included in the Confidentiality Agreement (it being understood that such confidentiality agreement or any other related agreement shall not include any provision having the effect of prohibiting the Company from satisfying its material obligations under this Agreement) (an “Acceptable Confidentiality Agreement”).
          (d) The Company may, prior to obtaining the Company Required Vote, (i) withdraw, amend, modify or qualify, in any manner adverse to Parent, the recommendation of the Board of this Agreement and the Merger in favor of a Superior Proposal (a “Change in Board Recommendation”); and (ii) accept, approve, endorse or recommend a Superior Proposal, but in each case, if and only to the extent that:

               (i) The Company shall have received an unsolicited bona fide written Competing Transaction from such person (in circumstances not involving any breach of this Section 7.04);
               (ii) The Board shall have determined, in good faith after consultation with its financial advisor and outside legal counsel, that such Competing Transaction constitutes a Superior Proposal;
               (iii) The Board shall have determined, in good faith after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable Law;
               (iv) The Company shall have provided written notice to Parent at least three (3) Business Days prior to making such Change in Board Recommendation or publicly announcing that it may make such Change in Board Recommendation which notice shall state expressly (A) that the Company has received a Superior Proposal, (B) a description of the final terms and conditions of, and the identity of the person or persons making the Superior Proposal and a copy of the latest draft of the agreement with respect to such Superior Proposal (and any amendments thereto) and (C) that the Board intends to effect a Change in Board Recommendation (and the Board shall keep Parent reasonably apprised of any developments with respect to such Superior Proposal, including any changes in any material terms during such period);
               (v) The Company shall have provided Parent with a reasonable opportunity to make such changes or adjustments in the terms and conditions of this Agreement during such three (3) Business Day period, and negotiate in good faith with respect thereto, as would enable the Board to proceed with its recommendation to the Company’s stockholders in favor of adoption of this Agreement without making a Change in Board Recommendation; and
               (vi) The Board shall have determined in good faith (A) after consultation with its financial advisor and outside legal counsel, that the Superior Proposal continues to be a Superior Proposal as compared to the terms and conditions of the Merger and this Agreement as proposed to be changed or adjusted by Parent and (B) after consultation with outside legal counsel, that the failure to effect a Change in Board Recommendation would be inconsistent with its fiduciary obligations under applicable Law, and has given Parent written notice of such determination promptly upon such determination.
Notwithstanding the foregoing, the Company shall not be entitled to enter into any definitive agreement with respect to a Superior Proposal unless this Agreement has been, or concurrently is, terminated by its terms pursuant to Section 9.01(c)(i) or Section 9.01(d)(i) and the Company has paid, or concurrently with such termination pays, the Fee due to Parent pursuant to Section 9.03.
          SECTION 7.05 Employee Benefits Matters. Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, to maintain for Company employees compensation levels (such term to include salary, cash bonus opportunities and commissions)

and benefits (excluding equity-based compensation) that in the aggregate are not less favorable than the overall compensation levels and benefits (excluding equity-based compensation) maintained for and provided to such Company employees as of the date hereof. From and after the Effective Time, employees of the Company or any subsidiary shall receive credit for purposes of eligibility to participate and vesting under any employee benefit plan, program or arrangement (other than equity-based compensation plans) established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or in an unusual or unintended increase in such benefit; provided, further, to the extent that an employee of the Company or any subsidiary is paid severance in connection with the Merger, such employee shall not be provided with full credit for service recognized by the Surviving Corporation for purposes of any future severance or severance-like payments.
          SECTION 7.06 Directors’ and Officers’ Indemnification and Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Company or the Surviving Corporation, as applicable, and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under applicable provisions of Delaware law relating to indemnification of directors and officers, under the Company’s Governing Documents in effect as of the date hereof, and under any and all indemnification agreements in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors or officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time, including in connection with the approval of this Agreement and the Merger. In addition, from and after the Effective Time, Parent shall, and shall cause the Company or the Surviving Corporation, as applicable, and its Subsidiaries to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to this Section 7.06 pursuant to the procedures set forth, and to the fullest extent provided in the Company’s Governing Documents or such indemnification agreements; provided, however, that, prior to any such advance, any Indemnified Party to whom expenses are advanced shall sign a written undertaking to repay such advanced expenses to the Surviving Corporation as soon as reasonably practicable if it is ultimately determined that such Indemnified Party is not entitled to indemnification or advancement. Further, from and after the Effective Time, Parent shall not, and shall cause the Company or the Surviving Corporation, as applicable, and its Subsidiaries not to, settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim by or before any Governmental Authority, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time (in which indemnification could be sought by such Indemnified Party under Delaware law, the indemnification provisions in the Company’s Governing Documents or his or her indemnification agreement), brought against any Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents in writing and

Parent, the Company and the Surviving Corporation shall, and shall cause its or their Subsidiaries to, cooperate in the defense of any such matter.
          (b) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation and advancement of expenses with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time than are set forth in the Company’s Governing Documents in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of any Indemnified Party, unless such modification shall be required by law. In addition, all indemnification agreements with Indemnified Parties in existence on the date of this Agreement shall continue in full force and effect in accordance with their terms.
          (c) From and after the Effective Time, Parent shall, and shall cause the Company or the Surviving Corporation, as applicable, and its Subsidiaries to, maintain in effect for six years from the Effective Time all directors’ and officers’ liability insurance policies (“D&O Insurance”) currently maintained by the Company and its Subsidiaries with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time, including in connection with the approval of this Agreement and the Merger, provided that the Company or the Surviving Corporation, as applicable, may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less favorable in the aggregate to the insured with such policy or policies underwritten by a carrier with the same or better A.M. Best rating (and provided, further, that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time); further, provided, however, that in no event shall the Company or the Surviving Corporation, as applicable, be required to expend pursuant to this Section 7.06(c) more than an amount per year equal to two hundred fifty percent (250%) of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately eight hundred seventy thousand dollars ($870,000) in the aggregate). In the event that, but for the proviso to the immediately preceding sentence, the Company or the Surviving Corporation, as applicable, would be required to expend more than two hundred fifty percent (250%) of the current annual premiums paid by the Company, Parent shall, or shall cause the Company or the Surviving Corporation, to obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred fifty percent (250%) of the current annual premiums paid by the Company. In lieu of the foregoing, Parent may, on behalf of the Company or the Surviving Corporation, as applicable, elect to obtain prepaid insurance policies prior to the Effective Time, which policies provide the Indemnified Parties with D&O Insurance coverage of equivalent amount and on at least as favorable terms in the aggregate as that provided by the Company’s current D&O Insurance policies for an aggregate period of at least six years with respect to claims arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time, including in connection with the approval of this Agreement and the Merger. If such prepaid policies have been obtained prior to the Effective Time, which the Company may only obtain with the prior written consent of Parent (such consent not to be unreasonably withheld) Parent shall, and shall cause the Company or the Surviving Corporation, as applicable to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.
          (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.06.
          (e) This Section 7.06 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation. This Section 7.06 shall not be amended in a manner that is adverse to the Indemnified Parties (including their successors and heirs) or terminated without the consent of the Indemnified Parties (including their successors and heirs) affected thereby. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.06.
          SECTION 7.07 Notification of Certain Matters. From the date hereof to the Effective Time, the Company shall give prompt notice to Parent, and each of Parent and Purchaser shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or the transactions contemplated thereby or from any person alleging that the consent of such person is or may be required in connection with the Merger if the subject matter of such communication or the failure of such party to obtain such consent purports to materially affect the consummation of the Merger, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against such party or any of its subsidiaries which purports to materially affect the consummation of the Merger, (iii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (iv) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
          SECTION 7.08 Further Action; Commercially Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the EC Merger Regulation or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Merger and (ii) use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger, including using its commercially reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger. Parent and

Purchaser shall promptly submit the voluntary notice of the Merger to the Chairman of the Committee on Foreign Investment in the United States (“CFIUS”) provided for in 31 C.F.R. §§ 800.401-.402 and pursuant to the Exon-Florio Provision (the “CFIUS Filing”), and each of the parties hereto shall make such additional filings and submissions as may be reasonably advisable under the Exon-Florio Provision in respect of the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable best efforts to take all such action. Each of the parties hereto agrees to cooperate and use its commercially reasonable best efforts to (i) vigorously contest and resist any Action instituted or brought by a third party, including administrative or judicial Action that seeks to restrict, prevent or prohibit consummation of the Merger, and (ii) have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger, including in each case, by vigorously pursuing all available avenues of administrative and judicial appeal. Notwithstanding any other provision of this Agreement, in the event that undertakings, conditions or other actions are requested of Parent, Purchaser or Nokia by any Governmental Authority as a condition to such Governmental Authority’s consent to, approval of, or determination or agreement not to enjoin, make illegal or materially delay, the Merger, Parent, Purchaser and Nokia hereby undertake and agree to take all necessary action to agree to a FRAND (fair, reasonable, and non-discriminatory) license of products (but not services) of the Company (as they currently exist and are licensed or sold by the Company and as they may be modified or further developed in the future, including non-discrimination in the frequency, modes and methods by which such products are delivered) on terms acceptable to the relevant Governmental Authority, so as to permit the Merger to be completed.
          (b) Each party shall promptly notify the other party of any material communication it receives from any Governmental Authority relating to any filings, or submissions under the HSR Act, the EC Merger Regulation or any applicable merger Laws of any European Union member state that has jurisdiction to review the Merger, the Exon-Florio Provision or other applicable foreign, federal or state antitrust, competition or fair trade Laws, including, for the avoidance of doubt, the CFIUS Filing. Each party agrees to provide promptly to the other party all necessary information and assistance as any Governmental Authority may from time to time require in connection with obtaining the relevant approvals, consents or expiration of waiting periods in relation to these filings. Each party shall promptly provide all reasonable assistance and cooperation to allow the other party to prepare and submit any filings, or submissions under the HSR Act, the EC Merger Regulation, the Exon-Florio Provision (including, for the avoidance of doubt, the CFIUS Filing) or other applicable foreign, federal or state antitrust, competition or fair trade Laws, including providing to the other any information that the other party may from time to time require for the purpose of any filing, notification, application or request for further information made in respect of any such filing.
          SECTION 7.09 Public Announcements. Parent, Purchaser and the Company agree that no public release or announcement concerning the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or Governmental Authority, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.
          SECTION 7.10 Confidentiality Agreement. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the actions or transactions permitted or contemplated by the Agreement and the consummation of the Merger. Upon the Effective Time, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.
ARTICLE VIII
CONDITIONS TO THE MERGER
          SECTION 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or written waiver, at or prior to the Effective Time, of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been adopted by the Company Required Vote in accordance with the DGCL and the Company’s Governing Documents;
          (b) No Order. No Governmental Authority having jurisdiction over any party hereto shall have issued, enacted, promulgated, enforced or entered any legal restraint, injunction, prohibition or Law (whether temporary, preliminary or permanent) (collectively, “Restraints”), which is then in effect and has the effect of enjoining, restraining, prohibiting or making illegal the consummation of the Merger; provided, however, that Parent and Purchaser shall have complied with their obligations under Section 7.08 of this Agreement;
          (c) No Action. There shall not be pending any Action instituted or initiated by any federal Governmental Authority in the United States or any Governmental Authority in the European Union or any European Union member state seeking a Restraint with respect to the consummation of the Merger which would enjoin, restrain, prohibit or make illegal the consummation of the Merger;
          (d) Regulatory Approvals.
               (i) any applicable waiting period under the HSR Act shall have expired or been terminated;
               (ii) the European Commission shall have taken a decision (or been deemed to have taken a decision) under Article 6(1)(b) or, if the European Commission has initiated proceedings pursuant to Article 6(1)(c), under Article 8 of the EC Merger Regulation, declaring the Merger compatible with the common market or any national competition authority of any European Union member state with jurisdiction shall have taken a decisions clearing or approving the transaction under any applicable antitrust, competition or fair trade Laws of any European Union member state or any applicable waiting period under such Laws shall have expired, lapsed or been terminated; and

               (iii) all applicable waiting and other time periods under other applicable foreign, federal or state antitrust, competition or fair trade Laws or applicable Laws having expired, lapsed or been terminated (as appropriate) and all regulatory clearances in any relevant jurisdiction having been obtained, in each case, in respect of the Merger unless otherwise waived by Purchaser (the “Foreign Antitrust Condition”); provided, however, that with respect to the Foreign Antitrust Condition, the failure of such condition shall not relieve either Parent or Purchaser of its obligation to consummate the Merger if the failure of a waiting period to expire or be terminated or the failure to obtain any required approval would not reasonably be expected to result in material limitations on the operation by Parent of the assets of Parent, its subsidiaries or the Company or its subsidiaries or the failure of a waiting period to expire or be terminated or the failure to obtain any required approval would not subject Parent or Purchaser to the payment of a material fine or penalty;
          (e) Exon-Florio. CFIUS shall have notified Parent and the Company in writing that action under the Exon-Florio Provision is concluded with respect to the Merger, this Agreement and the transactions contemplated hereby, or in the event that CFIUS has undertaken an investigation, CFIUS shall have terminated such investigation or the President of the United States shall have elected to take no action to suspend or prohibit the Merger, this Agreement and the transactions contemplated hereby under Section 721(d) of the Defense Production Action of 1950, as amended (50 U.S.C. App. § 2170(d)).
          SECTION 8.02 Additional Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger shall be subject to the satisfaction or written waiver (to the extent permitted by applicable Law), at or prior to the Effective Time, of the following conditions:
          (a) Representations and Warranties of the Company. (i) Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification contained therein, other than with respect to the representations in Section 4.08, as to which such limitations shall apply) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty refers specifically to a particular date, in which case such representation or warranty shall be true and correct as of such date, and except for representations and warranties that are not true and correct as a result of changes resulting from actions permitted pursuant to Section 6.01 of this Agreement), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and (ii) each of the representations and warranties of the Company set forth in Sections 4.03(a) (except for inaccuracies in the amounts set forth therein that in the aggregate are de minimis) and 4.14(d) shall be true and correct in all respects as of the Effective Time;
          (b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects, all obligations, agreements or covenants of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time;

          (c) Absence of a Material Adverse Effect. A Material Adverse Effect shall not have occurred.
          (d) Closing Deliverables. The Company shall have delivered to Parent on the Closing Date each of the following:
               (i) a certificate of the Company, dated as of the Closing Date, signed by its Chief Executive Officer or Chief Financial Officer, certifying that the conditions specified in Sections 8.02(a) and (b) have been satisfied; and
               (ii) certified copies of the resolutions duly adopted by the Board authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby.
          SECTION 8.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction or written waiver (to the extent permitted by applicable Law), at or prior to the Effective Time, of the following conditions:
          (a) Representations and Warranties of Parent and Purchaser. Each of the representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty refers specifically to a particular date, in which case such representation or warranty shall be true and correct as of such date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) that would not, individually or in the aggregate be reasonably expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the transactions contemplated hereby;
          (b) Performance of Obligations of Parent and Purchaser. Parent and Purchaser each shall have performed or complied with in all material respects, all obligations required to be performed by it under this Agreement at or prior to the Effective Time;
          (c) Payment Fund. Parent shall have deposited in the Payment Fund cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.01; and
          (d) Closing Deliverables. Parent or Purchaser, as applicable, shall have delivered to the Company on the Closing Date each of the following:
               (i) a certificate of Parent and Purchaser, as applicable, dated as of the Closing Date, signed by its Chief Executive Officer or Chief Financial Officer (or similar executive officer), certifying that the conditions specified in Sections 8.03(a) and (b) have been satisfied; and

               (ii) certified copies of the resolutions duly adopted by Parent’s board of directors and Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
          SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company:
          (a) by mutual written consent of each of Parent, Purchaser and the Company;
          (b) by either Parent, Purchaser or the Company:
               (i) if the Merger shall not have been consummated on or before October 1, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose action or failure to act in breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before the Outside Date;
               (ii) if any Restraint having the effect set forth in Section 8.01(b) hereof shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 7.08 of this Agreement; or
               (iii) if the adoption of this Agreement by the Company Required Vote shall not have been obtained upon a vote held at a Stockholders’ Meeting, or at any adjournment or postponement thereof;
          (c) by Parent:
               (i) if the Board shall have made a Change in Board Recommendation;
               (ii) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (1) would result in a condition set forth in Section 8.02(a) or (b) incapable of being satisfied and (2) is not cured by the Company within twenty (20) Business Days following receipt of written notice of such breach or failure from Parent; provided, however, that Parent may not terminate this Agreement pursuant to this 9.01(c)(ii) if Parent at the time has itself materially breached or failed to perform its representations, warranties, covenants or agreements set forth in this Agreement; or
               (iii) if the Company has failed to file with the SEC a preliminary Proxy Statement on or prior to October 19, 2007 and has not cured such failure to file the preliminary Proxy Statement within five (5) Business Days following receipt of written notice from Parent of the breach by the Company of its obligation to file the preliminary Proxy Statement in accordance with the second sentence of Section 7.01; provided, however, that Parent may not terminate this Agreement pursuant to this 9.01(c)(ii) if Parent at the time has itself materially breached or failed to perform its obligations set forth in Section 7.01;
          (d) by the Company:
               (i) if the Board shall have made a Change in Board Recommendation and the Company has not materially breached the terms of Section 7.04 of this Agreement; or
               (ii) if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would not have a material adverse effect on Parent’s or Purchaser’s ability to consummate the Merger and (B) is not cured by Parent within twenty (20) Business Days following receipt of written notice of such breach or failure to perform from the Company; provided, however, that the Company may not terminate this Agreement pursuant to this 9.01(d)(ii) if the Company at the time has itself materially breached or failed to perform its representations, warranties, covenants or agreements set forth in this Agreement.
          SECTION 9.02 Effect of Termination. In the event of the valid termination of this Agreement by either the Company, Parent or Purchaser pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of Section 9.03 (and any other provision herein related to the payment of the Fee), this Section 9.02 and Article X, which provisions shall survive such termination. Nothing herein shall relieve any party hereto from liability for fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination or alter the provisions of the Confidentiality Agreement.
          SECTION 9.03 Fees. (a) In the event that:
               (i) (A) Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), (B) following the execution and delivery of this Agreement, and prior to the termination of this Agreement, a Competing Transaction shall have been publicly announced or shall have become publicly known and not withdrawn, and (C) prior to, concurrently with, or within (x) eight (8) months following such termination the Company executes a definitive agreement with the person or persons making such Competing Transaction or (y) twelve (12) months following such termination, the Company consummates such Competing Transaction with the person or persons making such Competing Transaction;
               (ii) Parent terminates this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(iii); or
               (iii) the Company terminates this Agreement pursuant to Section 9.01(d)(i);
then, in any such event, the Company shall pay Parent (X) on the date of consummation of the transactions contemplated in the Competing Transaction referred to in clause (i)(B) above, (Y)

promptly, but in no event later than two (2) Business Days after Parent terminates this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(iii) or (Z) on the date of termination of this Agreement by the Company pursuant to Section 9.01(d)(i), a fee of two hundred fifty million dollars ($250,000,000) (the “Fee”), which amount shall be payable in immediately available funds to the account or accounts designated by Parent or Purchaser.
          (b) Except as set forth in this Section 9.03, and subject to Section 10.11, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
          (c) The parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Fee is payable, except for cases of bad faith, the payment of the Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Parent and Purchaser would otherwise be entitled to assert against the Company or any of its assets, or against any of its directors, officers, employees and stockholders with respect to this Agreement and the transactions contemplated hereby and except for cases of bad faith, shall constitute the sole and exclusive remedy available to Parent and Purchaser. Except for nonpayment of the Fee and in the event of bad faith, the parties hereby agree that, upon termination of this Agreement in circumstances where the Fee is payable, in no event shall Parent or Purchaser (i) seek to obtain any recovery or judgment against the Company or any of its assets, or against any of its directors, officers, employees or stockholders or (ii) be entitled to seek or obtain any other damages of any kind, including, consequential, indirect or punitive damages.
          SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or which by law requires further approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
          SECTION 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any delay by a party in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X
GENERAL PROVISIONS
          SECTION 10.01 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile or sent by overnight mail via a reputable overnight courier, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by facsimile (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), or (c) the next Business Day after the date of sending by overnight mail to the address set forth below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
if to Nokia, Parent or Purchaser:
Nokia Inc.
6000 Connection Drive
Irving, Texas 75039
Attention: Chief Legal Officer
Facsimile: (972) 894-5397
with a copy to:
Nokia Corporation
Keilalahdentie 2-4
02150 Espoo, Finland
Attention: Chief Legal Officer
Facsimile: +358 718 038 842
and
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: George A. Casey
Facsimile: (212) 848-7179
if to the Company:
NAVTEQ Corporation
425 W. Randolph
Chicago, IL 60606
Attention: General Counsel
Facsimile: (312) 894-7212
with a copy to:

Holland & Knight LLP
2099 Pennsylvania Avenue, N.W.
Suite 100
Washington, D.C. 20006
Attention: Thomas L. Hanley
Facsimile: (202) 955-5564
and
Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attention: Robert F. Wall
Terrence R. Brady
Facsimile: (312) 558-5700
          SECTION 10.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the application of such void or unenforceable term or provision to other terms, conditions or provisions in this Agreement or to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto as closely as possible so that the Merger be consummated as originally contemplated to the fullest extent possible. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the Merger is consummated as originally contemplated to the fullest extent possible.
          SECTION 10.03 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Company, Purchaser, Parent and their respective successors and permitted assigns; provided, however, that the Indemnified Parties are intended to be third-party beneficiaries of this Agreement.
          SECTION 10.04 Entire Agreement. This Agreement (including the Disclosure Schedules) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, understandings, undertakings, representations and warranties, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
          SECTION 10.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Purchaser may assign all or any of its rights and obligations hereunder to Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

          SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and, therefore, it is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or equity.
          SECTION 10.07 Governing Law. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles governing conflicts of Law. The parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, including the Merger contemplated by this Agreement shall be brought and determined exclusively in the Court of Chancery of the State of Delaware. The parties hereto hereby (i) irrevocably submit to the exclusive personal jurisdiction of such court for the purpose of any Action arising out of or relating to this Agreement, including the Merger contemplated by this Agreement, brought by any party hereto, (ii) agree that all claims in respect of such Action or proceeding shall be heard and determined exclusively in such court; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.
          (b) Each of the parties hereto agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof.
          (c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.01. Nothing in this Section 10.07(c) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.
          SECTION 10.08 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY,

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 10.09 Disclosure Schedule. When a reference is made in the Disclosure Schedule to Articles, Sections or sub-Sections, such reference shall be to the corresponding Article, Section or sub-Section of this Agreement, unless otherwise indicated; provided, however, that any information set forth in one section of the Disclosure Schedule will be deemed to apply as a disclosure under each other section or subsection of this Agreement, so long as its relevance is reasonably apparent or the Company has cross-referenced the information.
          SECTION 10.10 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.10 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          SECTION 10.11 Attorneys’ Fees. If any action at Law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.
          SECTION 10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          SECTION 10.13 Nokia Guaranty. Nokia, as the ultimate parent of Parent and Purchaser, unconditionally guarantees to the Company and the Indemnified Parties the full and complete performance by each of Parent, Purchaser, the Surviving Corporation or any permitted assignee or successor of Parent, Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of each of Parent, Purchaser, the Surviving Corporation, or any permitted assignee or successor of Parent, Purchaser or the Surviving Corporation, as applicable, under this Agreement. The undersigned hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against each of Parent, Purchaser, the Surviving Corporation, or any permitted assignee or successor of Parent, Purchaser or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this paragraph.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, Nokia, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NOKIA INC.
By:	/s/ Richard A. Simonson
	Name:	Richard A. Simonson
	Title:	Authorized Representative

NORTH ACQUISITION CORP.
By:	/s/ Richard A. Simonson
	Name:	Richard A. Simonson
	Title:	Authorized Representative

NAVTEQ CORPORATION
By:	/s/ Judson C. Green
	Name:	Judson C. Green
	Title:	President and Chief Executive Officer

NOKIA CORPORATION solely for purposes of Section 7.08 and Article X
By:	/s/ Richard A. Simonson
	Name:	Richard A. Simonson
	Title:	Executive Vice President, Chief Financial Officer

By:	/s/ Bruce Bowden
	Name:	Bruce Bowden
	Title:	Vice President, Mergers & Acquisitions

Signature Page to Agreement and Plan of Merger